Exhibit 99
Classic Aviation Products
PRESS RELEASE FOR IMMEDIATE RELEASE			September 18, 2002

Butler National Corporation (OTCBB - BUKS) - REPORTS FIRST QUARTER FY 2003 LOSS ON DECREASED REVENUES AND INCREASED R & D EXPENDITURES

[OLATHE, KANSAS], September 18, 2002, - On September 13th, Butler National Corporation filed its Quarterly Report for the quarter ending July 31, 2002, on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Historical selected financial data related to all operations:
	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2002	2001	2000	2002	2001	2000
Net Sales	$1,175	$3,255	$983	$1,655	$2,133	$837
Operating Income	(119)	576	(340)	8	298	(473)
Net Income	(147)	527	(385)	8	248	(514)
Per Share Net Income	.00	.02	(.02)	.00	.01	(.03)
Total Assets	9,398	9,539	9,763	nr	nr	nr
Long-term Obligations	1,410	1,254	2,873	nr	nr	nr
Shareholders' Equity	5,406	5,553	4,087	nr	nr	nr
New Product Research and Development Cost	304	208	381	335	141	228
nr = not reported

Highlights of the report include:
  Sales for the fiscal year 2003 decreased $2,080,000, primarily from decreased business in Avionics and Aircraft Sales.
  Operating income for the fiscal year decreased $695,000 after deducting a research and development charge of $308,000, primarily related to product improvements in Avionics and Aircraft Modifications.
  Backlog at April 30, 2002, was $5,766,000, and at July 31, 2002, was $6,871,000.
  Management Comments:

  "We experienced a significant growth in revenues and profitability in fiscal 2002. We just completed an unprofitable quarter after six consecutive profitable quarters. As we reported in the Annual Report, we will not always maintain smooth and continuous profits each quarter because of our major investment in product development, over $300,000 in the quarter ended July 31, 2002. Our aircraft modifications segment is experiencing lower than expected business as a result of the depressed economy. Significant accomplishments were made by our operating segments and in Indian gaming.

  Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for aircraft in service is beginning to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. We are pleased to see the growth in our business and in the operating income from the new Classic Aviation Products. We continue to expect the Classic Aviation Products to make a significant contribution in fiscal 2003.

  I am pleased with the progress by our people in the development of new products for the aircraft industry. One of their major accomplishments is being named Kansas Exporter of the Year. Many programs and projects are being established to continue this progress into the future. We are looking forward to a good year in fiscal 2003," commented Clark D. Stewart, President of the Company.

  Our Business:

  Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" aircraft including the Butler National TSD for the Boeing 747 Honeywell FQIS, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

  Forward-Looking Information:

  The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

  FOR MORE INFORMATION, CONTACT:

William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph (913) 780-9595 Fax (913) 780-5088